Exhibit 5.1

OPINION OF HAYNES AND BOONE, LLP

June 19, 2017

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

Re:	Registration Statement on Form S-8 of 2,856,397 Shares of Common Stock of VAALCO Energy, Inc.

Ladies and Gentlemen:

We have acted as securities counsel for VAALCO Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, which relates to the registration of shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”).  Of the total 2,856,397 Shares being registered under the Registration Statement, (i) 292,500 Shares are issuable under awards granted pursuant to (a) the VAALCO Energy, Inc. Standalone Restricted Stock Award Agreement with Philip F. Patman, Jr. and (b) the VAALCO Energy, Inc. Standalone Nonstatutory Stock Option Award Agreement with Philip F. Patman, Jr. (together, the “Patman Inducement Awards”) and (ii) 2,563,897 Shares that are or that become available for issuance pursuant to the terms of the Company’s 2014 Long Term Incentive Plan (the “2014 LTIP”) that were credited to the share reserve under the 2014 LTIP in accordance with its terms, from the VAALCO Energy, Inc. 2001 Stock Incentive Plan and the VAALCO Energy, Inc. 2012 Long Term Incentive Plan (together, the “Prior Plans”).

As the basis for the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Restated Certificate of Incorporation of the Company, as amended to date; (iii) the Second Amended and Restated Bylaws of the Company, as amended to date; (iv) the Patman Inducement Awards; (v) the 2014 LTIP and the Prior Plans; and (vi) such other documents, corporate records, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinions contained herein.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto. Furthermore, we have assumed that prices paid for the Shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Restated Certificate of Incorporation, Second Amended and Restated Bylaws, Patman Inducement Awards, 2014 LTIP, Prior Plans, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor in the circumstances contemplated by the Patman Inducement Awards and the 2014 LTIP, assuming in each case that the individual grants or awards under the Patman Inducement Awards and the 2014 LTIP are duly authorized by all necessary action of the Company and duly granted or awarded and exercised in accordance with the requirements of law, the Patman Inducement Awards and the 2014 LTIP (and the agreements and instruments evidencing the awards duly adopted thereunder and in accordance therewith), the issuance of the Shares will be validly issued, fully paid and nonassessable.

The foregoing is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported decisions interpreting these laws). We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,
/s/ Haynes and Boone, LLP
Haynes and Boone, LLP